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Exhibit 4.1

                           SHORT TERM PROMISSORY NOTE

US$5,000                                                          April 27, 2007

         FOR VALUE RECEIVED, Voyager One, Inc. promises to pay to the order of Cathy A. Persin at such place as the holder of this Note may from time to time designate, the principal sum of Five Thousand Dollars together with simple interest from the date funds are received by Voyager Petroleum, Inc. at the rate of five percent (5) per annum on the principal balance.

         The note matures and becomes due May 2, 2007. The amount of the payment shall be an amount equal to the outstanding principal and unpaid interest.

         All payments on account of the indebtedness evidenced by this note shall be first applied to interest on the unpaid principal balance, then to principal and the remainder to the commitment fee.

         All parties to this note severally waive presentment for payment, notice of dishonor, protest and notice of protest.

         This note shall be effective as of the date above regardless of when it is signed.



Voyager Petroleum, Inc.                     Cathy A. Persin
123 East Odgen Avenue-Suite 102A
Hinsdale, IL  60521
Phone: 630-325-7130
Fax:  630-325-7140


BY: /s/ Sebastien C. DuFort                  BY: /s/ Cathy A. Persin
    ------------------------------               ------------------------------
    SIGNATURE                                    SIGNATURE & DATE
    SEBASTIEN C. DUFORT                          CATHY A. PERSIN
    PRESIDENT